                                                Filed pursuant to Rule 424(b)(3)
                                                Registration Number 333-103293

Prospectus Supplement
(To prospectus supplement dated August 15, 2003, prospectus supplement dated
June 23, 2003 and prospectus dated May 13, 2003)

                                                        Pioneer Financial Services, Inc.
                                                        25,000,000 Junior Subordinated Debentures
                                                        Minimum Investment of $1,000
                                                        Rate Supplement

                                                                       Interest Paid or Compounded Annually

                                                                        Principal Amounts of              Principal Amounts of
                                                                         $10,000 - $24,999                 $25,000 - $100,000
                                            Principal Amounts of           IRA Amounts of                      IRA Amounts
                 Term                         $1,000 - $9,999             $1,000 - $9,999                  $10,000 - $100,000
                 ----                         ---------------             ---------------                  ------------------
             12-35 months                          1.00%                       1.75%                              2.00%
--------------------------------------- ---------------------------- --------------------------- ----------------------------------------
             36-59 months                          4.00%                       4.50%                              5.00%
--------------------------------------- ---------------------------- --------------------------- ----------------------------------------
             60-95 months                          6.00%                       6.50%                              7.00%
--------------------------------------- ---------------------------- --------------------------- ----------------------------------------
            96-119 months                          8.00%                       8.50%                              9.00%
--------------------------------------- ---------------------------- --------------------------- ----------------------------------------
              120 months                           8.50%                       9.00%                              9.50%
--------------------------------------- ---------------------------- --------------------------- ----------------------------------------

Debentures are offered in principal amounts from $1,000 to $250,000 in increments of $1,000. Interest rates on debentures in a principal amount in excess of $100,000 will be negotiated on a case-by-case basis based upon our financial requirements, the term of the investment and prevailing interest rates.

          Rates are valid from October 1, 2003 until October 31, 2003.

Holders of debentures in a principal amount of $10,000 or more may elect to receive monthly interest payments in return for a 1/2% reduction in the interest rate of the debenture.

An offer may only be made by the prospectus dated May 13, 2003, delivered in connection with this prospectus supplement dated September 29, 2003. See "Risk
Factors" beginning on page 9 of the prospectus for certain factors you should consider before buying the debentures.

You may obtain an additional copy of the prospectus dated May 13, 2003, free of charge from Pioneer Financial Services, Inc. by calling 800-336-5141.

Debentures represent unsecured, subordinated obligations of Pioneer Financial
Services, Inc. and are not insured or guaranteed by the FDIC, any other governmental or private insurance fund, or any other entity.

                                                                     Underwriting Discount and                  Proceeds
                                              Price to Public               Commission                         to Company
                                              ---------------               ----------                         ----------

Per Debenture..........................            100%                        None                               100%
--------------------------------------- --------------------------- ---------------------------- ----------------------------------------
Total..................................            100%                        None                           $25,000,000(1)
--------------------------------------- --------------------------- ---------------------------- ----------------------------------------

(1) Before deduction of expenses

These securities have not been approved or disapproved by the Securities and
Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities passed upon the accuracy or adequacy of this prospectus. Any representation of the contrary is a criminal offense.

          The date of this prospectus supplement is September 29, 2003

                        Pioneer Financial Services, Inc.
                        4700 Belleview Avenue, Suite 300
                        Kansas City, Missouri 64112
                        816-756-2020 or 800-336-5141